Exhibit 21

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	% Owned
Sunset Suits S.A.	Republic of Poland	100%
Fashion Service Sp. z o.o.	Republic of Poland	100%